Exhibit 5.1
8 July 2010
Primus Guaranty, Ltd.
Clarendon House
2 Church Street
Hamilton HM 11,
Bermuda
Dear Sirs,
Re: Primus Guaranty, Ltd. (the “Company”)
We have acted as special legal counsel in Bermuda to the Company in connection with a registration statement on form S-8 to be filed with the Securities and Exchange Commission (the “Commission”) on or about 8 July 2010 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of 16,227,213 common shares, par value US$0.08 per share (the “Common Shares”), issuable to eligible participants upon the exercise of awards granted pursuant to the Primus Guaranty, Ltd., Incentive Compensation Plan (including amendments through 28 January 2009) (the “Stock Plan”) or written compensation agreements with certain employees (the “Agreements”) (together, the Stock Plan and the Agreements, the “Plans”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plans. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 3 June 2010, a copy of the minutes of the annual general meeting of the members of the Company held on 30 April 2008, copies of the minutes of meetings of the board of directors of the Company held on 31 January 2008, 9 April 2009 and 29 April 2009 and copies of the minutes of meetings of the compensation committee of the board of directors of the Company held on 30 January 2008 28 January 2009 (together, the “Minutes”) and such other documents and made such enquires as to questions of law as we have deemed necessary in order to render the opinion set forth below.
We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Plans and other documents reviewed by us, (d) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (f) that the Stock Plan is governed by the laws of New York (g) the validity and binding effect under the laws of New York of the Plans in accordance with their terms; (h) that there is no provision of any award agreement which would have any implication in relation to the opinions expressed herein; (i) that, upon the issue of any Common Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, (j) that on the date of issuance of any of the Common Shares the Company will have sufficient authorised but unissued common shares, (k) that on the date of issuance of any award under the Plans, the Company will be able to pay its liabilities as they become due, (l) that the Company’s shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended, and the consent to the issue and free transfer of the Common Shares given by the Bermuda Monetary Authority dated 22 June 1998, 23 February 2001, 2 March 2001 and 14 March 2004 will not have been revoked or amended at the time of issuance of any Common Shares; and (m) that the Common Shares currently issued were duly issued in accordance with the Minutes.

We express no opinion with respect to the issuance of shares pursuant to any provision of the Plans that purports to obligate the Company to issue shares following the commencement of a winding up or liquidation. We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Common Shares by the Company pursuant to the Plans and is not to be relied upon in respect of any other matter.
On the basis of, and subject to, the foregoing, we are of the opinion that:
1.
The Company is duly incorporated and existing under the laws of Bermuda, in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.
When issued and paid for in accordance with the terms of the Plans, the Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

3.	The Common Shares issued pursuant to the Plans, which were paid for in accordance with the terms of the Plans, are validly issued, fully paid and non-assessable.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Conyers Dill and Pearman under the heading “Validity of Common Shares” in the prospectus forming part of the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.
Yours faithfully,
/s/ Conyers Dill & Pearman Limited
CONYERS DILL & PEARMAN LIMITED